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                                                                 Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sierra Pacific Resources on Form S-3 filed pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated February 23, 2001 (March 9, 2001 as to Note 20) appearing in the Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 2000 and to the reference to us under the heading "Experts" included in the Prospectus, which is part of the Registration Statement (Form S-3 No. 333-64438 ) declared effective on August 9, 2001.

Deloitte & Touche LLP
Reno, Nevada
August 9, 2001